Exhibit 3.1

Name of entity as on file with the Nevada Secretary of State : FOCUS UNIVERSAL INC. Entity or Nevada Business Identification Number (NVID) : NV20121720610 1. Entity information Certificate to Accompany Restated Articles or Amended and Restated Articles Restated Articles - No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on: The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate. Amended and Restated Articles * Restated or Amended and Restated Articles must be included with this filing type. 2. Restated or Amended and Restated Articles (Select one): (If amending and restating only, complete section 1, 2 and 6.) Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.380 - Before Issuance of Stock) The undersigned declare that they constitute at least two - thirds of the following: (Check only one box) incorporators board of directors The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued 3. Type of amendment filing being completed: (Select only one box): (If amending, complete section 1,3,5 and 6.) Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock) The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 51.69 Or No action by stockholders are required Officer"s Statement (foreign qualified entities only) - Name in home state, if using a modified name in Nevada: Jurisdiction of formation: Changes to takes the following effect: The entity name has been amended. Dissolution The purpose of the entity has been amended. Merger The authorized shares have been amended. Conversion Other: (specify changes) * Officer's Statement must be submitted with either a certified copy of or a certificate evidencing the filing of any document, amendatory or otherwise, relating to the original articles in the place of the corporations creation. FRANCISCO V. AGUILAR Secretary of State 401 North Carson Street Carson City, Nevada 89701 - 4201 (775) 684 - 5708 Website: www.nvsos.gov www.nvsilverflume.gov Profit Corporation: Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390) Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403) Officer's Statement (PURSUANT TO NRS 80.030) TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT Business Number E0618822012 - 2 Filed in the Office of Filing Number 20265824346 Secretary of State State Of Nevada Filed On 06/18/2026 08:22:04 AM Number of Pages 5 This form must be accompanied by appropriate fees. page 1 of 3

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FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

Profit Corporation:
Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

4. Effective date and Time: (Optional)

Date: 06/22/2026 Time: 09:00 PM

(must not be later than 90 days after the certificate is filed)

5. Information Being Changed: (Domestic corporations only)

Changes to takes the following effect:

- ☐ The entity name has been amended.
- ☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)
- ☐ The purpose of the entity has been amended.
- ☐ The authorized shares have been amended.
- ☐ The directors, managers or general partners have been amended.
- ☐ IRS tax language has been added.
- ☐ Articles have been added.
- ☐ Articles have been deleted
- ☑ Other.

The articles have been amended as follows: (provide article numbers, if available)

Other Articles: FOURTH

ShareName	ShareType	SharesQuantity	SharesValue	ShareTypeName

(attach additional page(s) if necessary)

6. Signature: (Required)

X Desheng Wang — Officer

Signature of Officer, Incorporator or Authorized Signer — Title

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

Please include any required or optional information in space below:
(attach additional page(s) if necessary)

This form must be accompanied by appropriate fees.

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FRANCISCO V. AGUILAR Secretary of State 401 North Carson Street Carson City, Nevada 89701 - 4201 (775) 684 - 5708 Website: www.nvsos.gov www.nvsilverflume.gov This form must be accompanied by appropriate fees. page 3 of 3

CERTIFICATE OF AMENDMENT TO ARTICLES OF FOCUS UNIVERSAL INC. a Nevada corporation OF INCORPORATION The name of the corporation is Focus Universal Inc. (the “ Corporation ”). 1. The Articles of Incorporation have been amended as follows: 2. Article FOURTH of the Amended and Restated Articles of Incorporation is hereby amended by inserting the following language as the beginning of the Article: “Upon the effectiveness of this Certificate of Amendment provided in Section 4 below (the “ Effective Time ”), each 4 shares of Common Stock, issued and outstanding immediately prior to the Effective Time, will automatically and without any further action on the part of the Corporation or the holder thereof, be combined into one (1) validly issued, fully paid and non - assessable share of Common Stock (the “ Reverse Stock Split ”), subject to the treatment of fractional share interests as described below . The par value of the Common Stock following the Reverse Stock Split shall remain $ 0 . 001 per share . No fractional shares shall be issued upon the Reverse Stock Split . if the Reverse Split would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any such fractional share, entitle the holder who would otherwise be entitled to a fraction share of Common Stock to receive a cash payment (the “ Fractional Share Payment ”) equal to the fraction of which such holder would otherwise be entitled multiplied by the closing price per share of Common Stock on the date of the Effective Time as reported by the Nasdaq Capital Market (as adjusted to give effect to the Reverse Split) ; provided that, whether or not fractional shares would be issuable as a result of the Reverse Split shall be determined

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CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION

OF

FOCUS UNIVERSAL INC.

a Nevada corporation

1.	The name of the corporation is Focus Universal Inc. (the “Corporation”).

2.	The Articles of Incorporation have been amended as follows:

Article FOURTH of the Amended and Restated Articles of Incorporation is hereby amended by inserting the following language as the beginning of the Article:

“Upon the effectiveness of this Certificate of Amendment provided in Section 4 below (the “Effective Time”), each 4 shares of Common Stock, issued and outstanding immediately prior to the Effective Time, will automatically and without any further action on the part of the Corporation or the holder thereof, be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock (the “Reverse Stock Split”), subject to the treatment of fractional share interests as described below. The par value of the Common Stock following the Reverse Stock Split shall remain $0.001 per share. No fractional shares shall be issued upon the Reverse Stock Split. if the Reverse Split would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any such fractional share, entitle the holder who would otherwise be entitled to a fraction share of Common Stock to receive a cash payment (the “Fractional Share Payment”) equal to the fraction of which such holder would otherwise be entitled multiplied by the closing price per share of Common Stock on the date of the Effective Time as reported by the Nasdaq Capital Market (as adjusted to give effect to the Reverse Split); provided that, whether or not fractional shares would be issuable as a result of the Reverse Split shall be determined on the basis of (i) the total number of shares of Common Stock that were issued and outstanding immediately prior to the Effective Time formerly represented by certificates that the holder is at the time surrendering and (ii) the aggregate number of shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificates shall have been reclassified. With respect to holders of shares of Common Stock in book-entry form in the records of the Corporation’s transfer agent that were issued and outstanding immediately prior to the Effective Time, any holder who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Split (after aggregating all fractional shares), following the Effective Time, shall be entitled to receive the Fractional Share Payment automatically and without any action by the holder. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (an “Old Certificate”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.”

3.	The vote by which the stockholders holding shares in the Corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the Articles of Incorporation have voted in favor of the amendment is: Shares representing 51.69% of the outstanding voting power were voted in favor of the amendment.

4.	Effective date of filing: June 22, 2026 at 9:01 p.m.

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IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to the Articles of Incorporation to be executed by a duly authorized officer on this 18th day of June, 2026.

/s/ Desheng Wang

Desheng Wang, Chief Executive Officer

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